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NEWS RELEASE                                                 [FLAG Telecom Logo]

CONTACTS
FLAG Telecom
David Morales (+44 20 7317 0837)
Dmorales@flagtelecom

Sloane & Company
Charles Southworth (+1 212 446 1892)
CSOUTHWORTH@SLOANEPR.COM



              FLAG TELECOM BOARD AUTHORIZES RESTRUCTURING PROPOSAL

Bermuda, 10 April 2002 -- The Board of Directors of FLAG Telecom Holdings Limited ("FLAG") (Nasdaq: FTHL; LSE: FTL) approved a proposal (the "Proposal") to restructure the obligations of FLAG and its subsidiaries.

The Board of Directors has authorized FLAG's management and advisors to negotiate with certain creditors, including representatives of the FLAG Atlantic Bank Group, holders of its various Senior Notes, and significant trade creditors, regarding a comprehensive financial restructuring. FLAG will attempt to reach agreement with these representatives regarding the material terms of a financial restructuring in the coming weeks.

Under the Proposal, FLAG would exchange:

(a) The FLAG Atlantic Bank debt of approximately US$257 million for approximately US$70 million in cash and new common equity of FLAG;

(b) US$430 million of FLAG Limited 8 1/4% Senior Notes due in 2008 for approximately US$170 million of New Senior Notes of FLAG; and

(c) US$300 million and Euro 300 million of FLAG 11 5/8% Senior Notes due in 2010 for approximately US$150 million in cash, approximately US$40 million of New Senior Notes of FLAG and new common equity of FLAG.


Under the Proposal, all trade creditors and equipment suppliers would be paid in full in the ordinary course of business or through vendor financing.

The Proposal anticipates that, as is common in restructurings of this type, existing common equity holders will be substantially diluted.

FLAG intends to manage its business in a focused manner, conserving capital and reducing costs where appropriate. It will continue to provide core backbone capacity to traditional carriers, Internet Service Providers and other content providers.

There can be no assurance that FLAG will be able successfully to restructure its obligations, or that any successful restructuring would be accomplished under terms set forth in the Proposal.


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In particular, at this point none of FLAG's creditors mentioned above have agreed to the Proposal.


ABOUT FLAG TELECOM


FLAG Telecom is a leading global network services provider and independent carriers' carrier providing an innovative range of products and services to the international carrier community, ASPs and ISPs across an international network platform designed to support the next generation of IP over optical data networks. FLAG Telecom has the following cable systems in operation or under development: FLAG Europe-Asia, FLAG Atlantic-1 and FLAG North Asian Loop. Recent news releases and information are on FLAG Telecom's website at WWW.FLAGTELECOM.COM.




FORWARD LOOKING STATEMENTS


Statements contained in this Press Release that are not historical facts may be "forward-looking" statements as the term is defined in the Private Securities Litigation Reform Act of 1995. To identify these forward-looking statements, look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "projects," "estimates" or "anticipates" and similar words and phrases.


These, and all forward-looking statements, are based on management's current expectations and necessarily are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to: our ability to achieve revenues from products and services that are in the early stages of development or operation; our completion of FLAG North Asian Loop within budget and on time; our ability to deploy sophisticated technologies on a global basis; our ability to upgrade and expand our network and respond to customer demands and industry changes; regulatory enactments and changes; changes in interpretation of US GAAP; competition and pricing pressure; rapid technological change; adverse economic or political events; the ongoing war on terrorism; risks of international business; uncertainty regarding the collectibility of receivables and insolvency of counterparties to IRUs; risks associated with debt service requirements and interest rate fluctuations; and our financial leverage. More detailed information about these risks is contained in our filings with the U.S. Securities and Exchange Commission. We caution readers not to rely on forward-looking statements, and we disclaim any intent or obligation to update these forward-looking statements.


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